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                                                                   EXHIBIT 99.2


                                  PRESS RELEASE

FOR IMMEDIATE RELEASE                         INVESTOR INQUIRIES, CONTACT:
                                              C. SCOTT LITTEN
                                              EXECUTIVE VP-CFO
                                              HILLS STORES COMPANY
                                              (617) 821-1000, EXT. 1690

                                              MEDIA INQUIRIES, CONTACT:
                                              KATHLEEN OBERT
                                              SENIOR VICE PRESIDENT
                                              EDWARD HOWARD & CO.
                                              (216) 781-2400


                    HILLS COMPLETES FINANCIAL RE-ENGINEERING;
                    NEGOTIATES MORE FAVORABLE CREDIT FACILITY

         CANTON, MASSACHUSETTS, OCTOBER 1, 1996 -- Hills Stores Company (NYSE:HDS) today announced that it has closed on a new $300 million revolving credit facility. BankAmerica Business Credit, Inc. underwrote the facility and serves as Agent for the group of lenders involved. The new facility, effective through September 1999, refinances a facility with another group of lenders which otherwise would have remained in effect through May 1998.

         C. Scott Litten, executive vice president and chief financial officer for Hills, said the new revolving credit facility offers lower borrowing rates and greater flexibility than the previous one. "Closing on this new facility is the final step in the financial re-engineering process that we began earlier this year with the refinancing of our long-term senior debt," Litten said. "We evaluated all available options about how and when to improve upon our credit facility -- including some very viable ones offered by our previous bank group -- and we determined that this was the best course of action and now was the best time. This solid foundation will enable our suppliers and us to commit the resources necessary for growing our businesses together."

         "Our borrowing rate will be 225 basis points over LIBOR," he explained. The agreement provides for borrowing rates to change up or down depending on Hills' cash flow, and for an enhancement in the amount actually available under the line since certain items previously excluded from the borrowing base are now included. As before, the new facility is secured by inventory and most other assets, and has a 30-day `clean-up' provision following the holiday selling season.


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HILLS NEGOTIATES NEW REVOLVING CREDIT FACILITY/P.2


         The financial covenants in the agreement are simplified and reduced to two tests. The first requires that Hills maintain tangible net worth (after adjusting for goodwill) of $130 million at year-end, with seasonally lower amounts at other times during the year. The second is a cash flow test requiring that EBITDA exceed cash requirements for capital expenditures, taxes, and net interest/debt service. This test includes a carryover provision permitting Hills to apply a portion of any excess cash flow to subsequent year capital expenditures or other cash requirements. In addition, the new agreement places fewer limits on common forms of financing that the company might use for its capital spending program.

         Commenting further, Litten said that since the company and BankAmerica Business Credit opted for the advantages of a smaller group structure, Hills management was particularly gratified with the confidence shown by a number of former bank group members who chose to participate with the new group at higher levels than before. "We are pleased to be working with BankAmerica Business Credit and appreciate their fresh approach in pulling together this new facility," Litten concluded.

         After refinancing the old facility, Hills had $131 million of working capital borrowings outstanding, compared with $154 million at the end of September 1995 (52 weeks prior). Unused borrowing availability under the new facility at September 27, 1996 would have been approximately $117 million, compared with approximately $101 million under the old facility at that date, and compared with $74 million as of the end of September 1995.

         The company also disclosed other fees and costs in connection with the new facility and refinancing the old one. A commitment fee of 3/8 percent on the unused portion of the facility will be due, and front-end fees were $2.25 million. These front-end fees will be amortized over the life of the facility. Letters of credit will carry a fee of two percent. In connection with this transaction, the company will record an extraordinary, after-tax charge of approximately $2.2 million, or about 22 cents per share, in its third fiscal quarter ending November 2, 1996, from the write-off of deferred financing costs from the early extinguishment of the old loans and credit facility.

         Hills is a leading regional discount retailer operating 164 stores in 12 Mid-Western and Mid-Atlantic states. BankAmerica Business Credit is the nationwide commercial finance subsidiary of BankAmerica Corporation (NYSE: BAC), the third largest bank holding company in the United States.


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